Trilliant Exploration Corporation 10-K

Exhibit 10.5

WITNESSETH:

WHEREAS, that the present juridical framework, is insufficient and it does not respond to the interests of the nation, for this reason, it is necessary to correct and stop environmental, social and cultural damage by means of safe and efficient regulations, in accordance to the new model of development wished by the Country.

Whereas, the Constitution of the Republic of Ecuador, in Art. 408 establishes that "Non-renewable natural resources,  and in general, sub-soil products, mineral deposits and hydrocarbons, and substances obtained from sources different from soil, including those found in the areas covered by the waters of the territorial sea and maritime zones, as well as the biodiversity and the genetic heritage and radio-electric spectrum are inalienable and non-prescriptible property of the State".

WHEREAS, non-renewable natural resources are considered a strategic sector, as set forth in the Constitution in Art. 313, this way, the State reserves for itself the right to administer, control, regulate and manage  the strategic areas, according to the principles of environmental sustainibility, caution, prevention and efficiency; as well as to delegate the private initiative, pursuant to Art. 316 of the Constitution of the Republic of Ecuador.

WHEREAS, "The State recognizes diverse forms of organization of production in the economy, and they are communitarian, cooperative, enterprise, public or private, associative, familial, domestic, autonomous and mixed", as provided in the Constitution of the Republic of Ecuador in Art. 319.

WHEREAS, the State shall promote a better quality of life of the population, and it shall incentivize those ways of production that preserve its rights and respect to nature

WHEREAS, the State shall guarantee the right to work, recognizing any and kinds of work, in a state of dependency or autonomy including those of self sustenance and human care as social productive factors to all workers of any gender.

WHEREAS, the State shall promote the development of economic activities by means of juridical order and political institutions that promote, foment and defend them, through the accomplishment of the Constitution and the Law.

WHEREAS, "The State shall avoid the concentration or monopoly of diverse forms of organization of production, promoting its redistribution and eliminating privileges or discrimination in their access," as provided in the Constitution of the Republic of Ecuador in Art. 334.

WHEREAS, the State shall promote and support the development and diffusion of knowledge and technologies aimed to improve processes of production.

WHEREAS, Municipal Governments shall regulate and control the exploitation of arid and petrified materials, found at the bottom of rivers, lakes, lagoons, sea beaches and quarries.

WHEREAS, the Constitution of the Republic of Ecuador in Art. 395,  sets forth that "the State shall guarantee a sustainable pattern of development, environmentally balanced and respectful of the cultural diversity, which preserves the biodiversity, the capacity of natural regeneration of ecosystems and ensure the satisfaction of the necessities of present and future generations,"

ISSUES THIS

MINING LAW

Title I

BASIC PROVISIONS

Chapter I

GENERAL RULES

Art. 1.-  Purpose of this Law.- This Mining Law regulates the exercise of the sovereign  rights of the Ecuadorian State, in order to administer, regulate, control and manage the strategic mining sector, pursuant to the principles of sustainability, caution, prevention and efficiency. Oil and other hydrocarbons are exempted from this Law.

The State shall delegate its participation in the mining sector, to mixed mining companies which have a majority of capital shares, or to private initiative and to popular and mutually binding economy, for the prospection, exploration and exploitation, or processing, smelting and refining, as the case may be, in addition to local or international trade of mineral substances.

Art. 2.- Extent of application.- In order to regulate the previous  article, the Mining Law hereto establishes norms for the relations of the State with mixed-economy mining companies; natural persons and legal bodies, foreign or national, public, mixed , private, , and the ones among themselves, in connection with the obtaining and termination of  mining rights and the performance of mining activities.

Art. 3.- Residuary rules.- They are applicable in mining affairs, in the relation State-particular people, and among them, the regulation: Administrative, Contentious-Administrative; food sovereignty; tax, penal, penal processing; public companies, associations, civil, civil processing, of decentralized autonomous governments, cultural heritage and more regulations governing the Ecuadorian legislation applicable on mining-geologic sector, in all the corresponding aspects and which are not  expressly regulated by the Law hereto.

Chapter II

FORMULATION, EXECUTION, AND ADMINISTRATION OF MINING POLICY

Art. 4. - Definition and direction of mining policy. - The definition and direction of the mining policy of the State corresponds to the President of the Republic of Ecuador.

For the development of said policy, its execution and application, the State shall act by means of the relevant Ministry and the entities and organisms determined in this Law.

The State shall administer, control and regulate the development of mining industry, prioritizing the sustainable development and the fomentation of social participation.

Art. 5. - Institutional structure. - The mining sector shall be structured as follows:

a)	The relevant Ministry;

b)	Directorate of the Agency of Mining Regulation and Control;

c)	The National Institute of Geological and Mining Metallurgic Research; and,

d)	The National Mining Company.

e)	The Municipalities in their corresponding competence

Art. 6. - The Relevant Ministry. - Defined by the Presidency of the Republic, that is the main and planning authority of the mining sector. Said authority is in charge of the establishment of policies, guidelines and applicable plans in the corresponding areas for the development of this field, according to the Constitution and the Law, its regulations and the plans of development established at a national level.

The State shall determine, in accordance to Art. 279 of the valid Constitution and according to principles of decent life, as well as those of the economic, environmental, social and cultural necessities, the areas susceptible to mining exploration and exploitation, prioritizing the rationalization of the use of natural resources, the generation of new areas of development and the principle of regional balance.

National Mining Policies shall promote at all levels the innovation, technology and research that allow an local development of the area, for this process the relevant Ministry shall coordinate with the institutions of science, technology and high studies in the country.

The State shall establish mechanisms of fomentation, technical assistance, training and financing towards a sustainable development of small scale and artisan mining.  Likewise, it shall establish systems of incentives for environmental protection and generation of productive and more efficient units.

Art. 7. - Competence of the Relevant Ministry. - The Relevant Ministry is in charge of:

a)	To direct the public policies of the geologic-mining area, the issuance of agreements and administrative resolutions required in its management

b)	To represent the State in affairs of mining policy;

c)	Evaluate policies, plans and projects for the development, administration, regulation and management of the mining sector;

d)	To execute, in a decentralized way, the defined public policy for the development of the sector;

e)	Promote, in coordination with the public and/or private Universities and Polytechnic Schools, the scientific and technological research on the mining field;

f)	To define, in coordination with the entity in charge of national planning, the National Plan of Development of the mining sector;

g)	To supervise the accomplishment of objectives, policies and set goals in the mining area and performed by natural persons and legal bodies public and/or private;

h)
To set forth the parameters and markers for the follow-up, supervision and evaluation of the management of the public companies and inform the Executive branch about the results of such execution and measurement;

i)	To create the Consultative Councils which allow the participation of citizens for the making of decisions on mining policies;

j)	To grant, administer, and terminate mining rights; and,

k)	The others set forth in executive laws and decrees in force, as well as in the Regulation of this Law; Art.

Art. 8.-The Agency of Mining Regulation and Control.- It is the technical and administrative authority in charge of the administration of the exercise of the state surveillance, auditory, intervention and control of the stages of mining activity performed by the  National Mining Company, mixed in conformity with the Law hereto and its Regulations.

The Agency of Mining Regulation and Control, an institution of public right, with legal capacity, administrative autonomy , technical, economic, financial and its own assets, it is attached to relevant Ministry and it has competence to supervise and adopt administrative actions that assist the rational and technical development of the mining resource, for a fair share of the profits that correspond to the State, as a result of its exploitation, and in addition, to the accomplishment of the obligations of social and environmental responsibility assume the title holders of mining rights.

Art. 9. - Attributions of the Agency of Mining Regulation and Control:

a)	To ensure correct application of present Law, and the correct application of legal dispositions in mining matters;

b)	To issue regulations and technical plans for a correct functioning and development of this sector, in accordance to the Law hereto;

c)
To issue reports for the granting, preservation and termination of mining concessions, of authorization for the installation and operation of processing plants , smelters, refineries, and the celebration of exploitation contracts, by the relevant Ministry;

d)	To keep a register and a geological mapping database of the mining concessions and publish it through electronic and digital means;

e)	To be informed of, and resolve the appeals brought in connection to the resolutions issued by the decentralized units;

f)	To be informed of, and , resolve, in the processes of administrative protection;

g)	To inspect mining activities performed by title holders of mining rights;

h)	To survey that in mining activities executed by the holders of mining rights, no children or adolescents work or labor, according to Art. 43 of the Constitution of the Republic.

i)
To sanction according to the Law hereto and its Regulation to mining title holders, if from the inspection referred to in item h) it would be detected the presence of children or adolescents working, and to report it to the Inspectorates of Child Work and other entities in charge of investigating and y sanctioning according to the  Law.

j)	To designate an intervener in the cases provided by Law.

k)	To regulate the concession rights in the mining sector according to this Law and its regulations, as well as to collect the corresponding amounts of fines and penalties;

l)	To exercise the technical control and apply penalties to ensure the correct application of the policies and regulations of the sector;

m)	To open, substantiate and decide the proceedings destined to the imposition of the penalties set forth in this Law;

n)	To watch, evaluate and divulge the market trends and the statistics of the mining area;

o)	To issue licenses for trading of mineral substances set forth in this Law; and,

p)	The others that correspond according to this Law and its regulations;

The Bylaw of the Agency of Regulation and Control shall determine the competence of the Regional Agencies, within the framework of the attributions contained in the Law hereto.

Art. 10.-National Institute of Geological, Mining, Metallurgical Research.- Create the National Institute of Geological, Mining, Metallurgical Research in accordance to the norms of article 386 of the Constitution of the Republic of Ecuador as a public institution in charge of performing activities of research, technological development and innovation on the field of Geology, Mining and Metallurgy.

The National Geological Research Agency is created, it is a specialized authority of the relevant Ministry in charge of generating, systematizing and managing the geological information all over the national territory, in order to promote the sustainable development of mineral resources, prevent the incidence of geological  threats, and those provoked by man, and support territorial regulation.

The organization and functioning of this Institute, has to conform to the dispositions of this Law and its Regulations.

Art. 11. - Directorate of the Agency of Mining Regulation and Control. - The Agency of Mining Regulation and Control shall have a Directorate formed by three members with no dependence link to this entity. It shall be formed by two main members and their respective deputies, who need to be knowledgeable technicians on the subject, appointed by the President of the Republic, and the relevant Minister or his permanent delegate and his respective deputy, who shall hold the Presidency of the Directorate.

The Directorate shall appoint an Executive Director and it shall establish the best administrative and financial structure for a correct functioning, and the attributions of its officers.

Art. 12.- National Mining Company.- It is a society of public right with legal capacity, own assets, with autonomy for its budget, finance, economy and administration, destined to the management of mining activity for a sustainable development of the resources subject matter of this Law, pursuant to its provisions and Regulations. The National Mining Company It is a society of public right with legal capacity, own assets, with autonomy for its budget, finance, economy and administration, destined to the management of mining activity for a sustainable development of the resources subject matter of this Law, pursuant to its and Regulations. The Public Mining Company is subject to the regulation and specific control established en Public Company Act, it has to work displaying parameters of quality and enterprising, economic, social and environmental criterion.

Art. 13. - Administrative Systems.-  The public officers and employees who labor in the entities and organisms created under this Law, shall be subject to the Organic Civil Service and Administrative Career Law, and also to the Unification and Homologation from the public sector, exempting The National Mining Company, which shall be self regulated according to the Constitution of the Republic.

Art. 14.- Jurisdiction and venue.- All national persons or legal entities, local or foreign who hold titles of mining rights or perform mining activities, are submitted to laws, judges and law courts in the country. In the case of foreign natural people and legal entities, it is implied that they shall be subject to the terms of Art.442 of the Constitution of the Republic.

Art. 15. - Public interest. -  Mining is hereby declared as public interest in all its stages, inside and outside of the mining concessions.  Therefore, any necessary rights of way shall be established pursuant to the Law hereof, taking into account the prohibition and exemption items set forth in Art. 407 of the Constitution of the Republic of Ecuador.

Chapter III

STATE AUTHORITY AND MINING RIGHTS

Art. 16.- Domain of the State over mines and deposits.- Non-renewable  natural resources, and in general, sub-soil products, minerals and substances obtained from sources different from soil, including those found in the areas covered by the waters of the territorial sea, are inalienable and non-prescriptible property of the State. Said ownership of the State shall be exercised with independency of the right of property over surface lands that cover mines and deposits.

Exploitation of natural resources and the exercise of mining rights shall meet the principles of sustainable development, environmental protection, social participation and responsibility, and with respect for the natural and cultural heritage of the exploited zones. Their rational exploration and exploitation shall be performed in function of the national interests, by natural persons or legal bodies, public companies, mixed or private, local or foreign, granting mining rights, pursuant to this Law.

Exploration and exploitation of mining resources shall be based on a public environmental sustainability strategy that shall prioritize the audit, inspection, regulation and prevention of contamination, as well as the promotion of social participation and citizen surveillance committees.

Either direct exploitation agreements or auctions for mining concessions shall only be performed in those areas defined in the National Plan of Territorial Development.

Art. 17.- Mining Rights.-  Mining rights are those stemmed from the titles of mining concessions of exploration and exploitation, licenses and permits, as well as the authorizations to install and operate processing, smelting and refining plants, and from trade licenses.

Chapter IV

SUBJECTS OF MINING LAW

Art. 18. -  Subjects of mining right.-  The subjects of mining right are, natural persons having full legal capacity and legal entities, local or foreign, public, mixed or private, communitarian or self-managed, whose business purpose and function are in conformity with the legal dispositions in force of the country.

Art. 19. -  Domicile of foreigners.- Foreign natural persons or legal entities, in order to be owners of mining rights, must be domiciled in the national territory, and they shall receive the same treatment granted to any other national natural person or local legal body.

Art. 20.- Ineligible persons.-  Any party who has conflicts of interest or may make use of privileged information, such as: natural persons or legal bodies related to organisms of decision of the mining activity, either through a direct participation or  their shareholders and relatives in a fourth degree of consanguinity and second of affinity or former officers of the ministry of natural resources, ministry of energy and mines or their  immediate relatives of up to fourth degree of consanguinity and second of affinity  and natural or juridical persons related to the institutions in charge of taking decisions in the mining sector, described in Title IV "contracts" Chapter I " of the capacities, inabilities or nullities" from the Organic Law of the National System of Public Contracting, among others.

Chapter V

MINING ACTIVITY

Art. 21. - National Mining Activity. -  It is developed by means of public companies, of mixed economy or private, communitarian, associative and familial business, of self management or natural persons, in accordance to this Law. The State performs its mining activities through the National Mining Company, and it is entitled to incorporate mixed economy companies. Mining activities developed by public companies, of mixed and private economy and natural persons enjoy the same corresponding guarantees and they deserve state protection, as established by the Constitution and the Law hereto.

Art. 22. - Juridical Regime of the National Mining Company and the private concessionaires.- The obtaining and the exercise of mining rights from the National Mining Company shall be subject to the juridical regime established in this

Law and in accordance to article 316 of the Constitution in force. Likewise, private concessionaires involved in it shall also be subject to the provisions of this Law and to the common applicable juridical regulations on national investment and the development of productive activities in the country.

 Art. 23. - The intervener in mining activities. - The intervener shall be appointed by the Agency of Regulation and Control, an officer who is not under investigation in the event there is a claim in written from an affected party or by a legal processing, and it is proved that the concessionaire did not comply with the legal provisions and other statutes that regulate the mining sector, and that these violations might generate prejudice to the partners, shareholders or third parties.

The Agency of Regulation and Control, in the administrative act which appoints the intervener, shall establish the operations and documents that require his approval and signing. Unless otherwise agreed, the functions of the intervener shall be confined to making an exact account of the products, machinery and expenses of the concessionaire in order to present it timely and duly supported; he shall be in charge of the effective supervision of the works; and he shall enforce the accomplishments of the duties to all the personnel, administrative and in the field.

The wages earned by the intervener, shall be determined by the Agency of Regulation and Control, the payment shall be in charge of the title holder of mining rights through this Regulating Organ.

If the claim of the intervener were groundless, the Agency of Regulation and Control shall reject it and it shall administratively and civilly punish determined in this Law, without prejudice of penal sanctions set forth in its respective legal body.

Chapter VI

SPECIAL MINING ZONES AND FAVORABLE ADMINISTRATIVE ACTS

Art. 24. - Special Mining Zones. - The President of the Republic has the authority to declare Special Mining Areas, subject to Art. 407 of the Constitution of the Republic, to those which show a mining development potential and are not under concession, with the purpose that the relevant Ministry through their agencies perform inventories, geological-mining research or other type of activities with scientific interest, within their respective competence. The declaration of a Special Mining Area shall be expressly established during the term of its valid life, which cannot be of over four years; once this term is expired it shall be rescinded, without a special disposition that declares it. In any case, the declaration shall respect the legally established rights or those stemmed from them. No mining concession shall be assigned on said areas during the term of their validity.

During the following four years starting on the date of expiration of the valid life of a Special Mining Area, the National Mining Company shall have a preferential right to request mining concessions in said area. Likewise, if during said four year term, a third party requests a mining concession which comprises totally or partially lands that have comprised said Special Mining Area, the National Mining Company shall have a preferential right to grant mining concessions in said area. The Agency of Mining Regulation and Control shall work on the proceeding for the exercise of the preferential right in the terms, conditions and time set forth in the General Regulation under this Law.

Mining areas and projects where the Ecuadorian State has performed a prospection and exploration and studies of pre-feasibility or feasibility, shall be restituted to it.

Art. 25. - Protected areas. - Extracting activities of non renewable resources in protected areas is forbidden. Exceptionally, said resources shall be exploited under a fair grounding petition of the Presidency of the Republic, and after a declaration of national interest by the National Assembly in accordance to Art. 407 of the Constitution of the Republic of Ecuador

Art. 26.- Previous Administrative Acts.- To carry on mining activities mentioned in the following chapter, in the places set forth as follows, previously delivered favorable administrative acts with a fair grounding are obligatorily required by the following authorities and institutions, as the case may be:

a)	In all these cases, the approval of the Study of Environmental Impact by the Ministry of Environment and the report of the damage to environmental areas is required.

b)	From the Municipal Council, within urban zones and according to the territorial regulation and the plan of economic social cantonal development;

c)	From the Ministry of Transport and Public Work, with relation to buildings, public roads, railways, lifts and, provincial councils in case of bridle paths;

d)	From the National Secretary´s Office of broadcasting with relation to radio stations, antennas and broadcasting installations;

e)
From the Ministry of Defense, within areas or military installations or in adjoining lands, of places used as magazines for explosive or inflammable material; and within zones located on the official borderlines of the country and in licensed seaports, sea beaches or ocean bottoms;

f)
From relevant Authority of Water in any body of water, such as lakes, lagoons, rivers or dams or in adjoining areas to those reserved for the capture of water for human consumption or irrigation, in conformity with the Law that regulates hydric resources. The present administrative act shall be done in compliance of the Political Constitution of Ecuador regarding the order of prevalence over the Right of access to Water;

g)	From the National Directorate of Hydrocarbons with relation to oil, gas and petroleum product pipelines, refineries and other oil installations;

h)	From the Directorate of Civil Aviation, with relation to airports or runways or on their adjoining lands;

i)	From the Ministry of Electricity and Renewable Sources, in areas in which there are power stations, pylons and main lines of the National Network; and,

j)	Mandatorily, From the National Institute of Cultural Heritage in case the zone of mining prospection may have archaeological traces or of natural and cultural heritage.

Distances and other technical and environmental requirements for said Administrative Acts shall be established in accordance with the criterion set forth in the respective regulations issued by relevant administrative authorities in each case.

These administrative acts shall be issued within a maximum period of sixty days from the date of the petition, they shall be under the responsibility of the official in charge of issuing administrative acts, and they shall contain conditions that protect the interest of each institution and the rights and guarantees of the citizens. Authorities and institutions in charge of issuing administrative acts, shall not issue additional administrative acts to extend the deadline for their pronouncement.

In case the authorities and institutions before mentioned issue non favorable administrative acts, the mining concession holder has the option to appeal said resolution before the relevant Minister, who shall issue his resolution in a motivated way, except in the case of the provision set forth in item f) which shall be appealed judicially.

Chapter VII

STAGES OF MINING ACTIVITY

Art. 27. -  Phases of Mining Activity. -  For the purpose of applying this Law, the phases of mining activity are:

a)	Prospecting, which consists of the search of traces of new mineralized areas;

b)
Exploration, which consists of determining the size and form of the deposit, as well as the content and quality of the mineral present in it. The exploration can be initial or advanced, and it also includes the economic evaluation of the deposit, its technical feasibility and the design of its exploitation;

c)	Exploitation, which comprises the group of operations, works and mining labor devoted to the preparation and development of the deposit and the extraction and transport of minerals;

d)	Ore processing, which consists in a set of physic, chemical and/or metallurgic processes that the ore mineral product of the exploitation go through with the purpose to raise the ore grade;

e)	Smelting, which consists in the process of fusion of minerals, concentrate or precipitated from them, with the purpose to separate the ore metal wished, from other minerals that come along;

f)	Refining, which consists in technical procedures aimed to convert the metallic products into metals of high purity;

g)	Trading, which consists of the buying and selling of minerals or the celebration of other contracts whose object is the negotiation of any product resulting from mining activity; and,

h)
Mine Closure, which consists of the end of mining activities and the subsequent dismantling of the installations used in any of the previously referred stages, including environmental repair in accordance to the plan of closure duly approved by the relevant environmental authority.

The State shall foment the industrialization of ore minerals product of the activities of exploitation, promoting the incorporation of the added value with maximum efficiency, respecting the biophysics limits of nature.

All stages of mining activity imply the obligation to apply a process of environmental reparation and remedy in accordance to the Constitution of the Republic of Ecuador and its regulations.

Title II

MINING RIGHTS

Chapter I

PROSPECTING

Art. 28.- Freedom of prospecting.- Any natural person or legal body, national or foreign, public, of mixed or private economy, communitarian and of self management, except those pronounced forbidden by the Constitution of the Republic and this Law, have the right to prospect freely, with the purpose to find mineral substances, except in those areas comprised within the boundaries of mining concessions, in urban zones, populated areas, archaeological sites, goods declared of public service and Special Mining Areas. When the case presents itself, they must obtain the favorable administrative acts referred to in Article 26 of this Law.

Chapter II

MINING CONCESSION

Art. 29. - Auction sale and public sale for the delivery of mining concession.- The relevant Ministry shall notice to a public auction for the delivery of any metallic mining concession. Likewise, it shall present a notice for a public auction for the granting of any mining areas of expired concessions or those returned or reverted to the State, where applicants shall participate and present their respective offers according to the proceeding established by the General Regulation of this Law.

In the annual and multiannual planning by the relevant Ministry, it must contain differentiated susceptible areas of metal mining concessions for small mining, artisan mining and on the other side, large scale mining.

At the public auction for small scale mining only and exclusively natural persons or legal bodies placed in these categories, according to the proceedings and requisites established in this Law and its General Regulation.

Natural persons and legal bodies placed in the category of small mining or artisan miners under no circumstance shall have foreign companies as business partners or shareholders.

Those auctions for mining concessions shall only be performed in those areas defined in the National Plan of Development, in the section of Territorial Organization.

The General Regulation of this Law shall establish the procedure for the auction sale and public sale as well as the requisites and conditions for their participation.

Art. 30. - Mining concessions. - The State may exceptionally delegate its participation in the mining sector through the concessions. A mining concession is an administrative act which grants a mining title, over which the title holder owes a personal transferable right, that needs the mandatory qualification of the suitability of the assignee of said mining rights by the relevant Ministry, and said concession can be subject to pledge, assignments and other guaranties foreseen by Law, in accordance to the requisites under the Law hereto and its General Regulation.

The registration of the transference of the mining title shall be done by means of the Agency of Mining Regulation and Control after having received the respective notice from the concessionaire informing of the assignment of his mining rights, in accordance to the proceeding and requisites set forth in the General Regulation under this Law.  Said act shall be authenticated with the registration at the Mining Registry including a payment fee equivalent to one per cent of the transaction.

The State, with the corresponding legal reports shall authorize the assignment of the mining title after at least two years of its granting.

Constructions, installations and other objects affected permanently linked to mining research, extraction and processing of ore minerals are considered accessory property of the concession.

Legal domicile for tax and company purposes of title holders of mining rights shall be in the region where the mining concession is located or the one with larger deposits in case of concessionaires with mining titles in different Provinces or the main project of exploitation or industrialization. This obligation has to be paid at the moment of requesting a mining concession and it shall not be modified without an express authorization of the Agency of Mining Regulation and Control.

Art. 31.- Delivery of mining concessions.- Exceptionally, the State shall deliver mining concessions by means of an administrative act in favor of natural persons or legal entities, local or foreign, public of mixed or private economy, communitarian and of self-management, according to the prescriptions of the Constitution of the Republic, this Law and its General Regulation.

The mining title confers to its holder the exclusive right to prospect, explore, exploit, benefit, smelt, refine and trade all the ore mineral substances which exist and can be obtained within the area of said concession, becoming a beneficiary of the economic profit obtained from said process, within the limits set forth in the regulation hereto and as long as the title is in good standing, the mining concessionaire can only perform the activities conferred by these titles after having complied with the requisites set forth in Art. 26.

The mining title shall constitute a title value according to regulations stipulated by Superintendence of Companies and the Superintendence of Banks, once the mining deposits found in the concession are duly valued by the Agency of Mining Regulation and Control within the terms of the Regulation of Qualification of Mining Resources and Reserves.

The granting of non metallic and quarry mining concessions shall not be subject to auction or public sale referred to in this Law, the General Regulation shall establish the proceeding for this purpose, said proceeding must include requirements of technical capacity, economic solvency, amounts of investment, location, area, deadlines for the development of activities of exploration and exploitation, processing, social responsibility, and destination.

Business cover or laundering shall be penalized pursuant to the Penal Code in force.

Art. 32. - Unit of measure. - For the purpose of applying this Law, the unit of measure for concessions shall be denominated "mining hectare." This unit of measurement constitutes a volume of pyramidal shape whose vertex is at the center of the earth; its outside limit is the surface of the earth and it corresponds planimetrically to a square of 100 meters on each side, measured and oriented according to the Mercator Transverse Projection system of ruling used by the National Topographic Map.

An exception to the above mentioned rules constitutes the side of a concession placed at international borders and/or bordering upon beach areas, in whose case the concession limit shall be the border line, sea beaches or the protected area limit, as the case may be.

The mining title is susceptible of material division or accumulation within the limit of one mining hectare at least and five thousand mining hectares at most, per concession.

Technical aspects corresponding to shape, size, relation between minimum and maximum size of the concessions, orientation, limits, graphics, verifications, positioning, measures, cadastral systems, and other required by issuance, conservation and extinction of mining rights will be set forth in the General Regulation under this Law.

Art. 33. - Rights of administrative proceeding for concession.- Those interested in obtaining mining concessions shall pay the amount of five unified basic salaries on account of fees for each mining concession application. Such payment will be made only once. Such payment shall not be reimbursable and it will be deposited in accordance to the provisions of the General Regulation under this Law.

No application procedure shall be done unless the respective payment receipt is enclosed.

The procedures which demand further obligatory administrative acts shall included in the General Regulation under this Law.

Art. 34. - Patent of preservation of concession.- Only and exclusively, until March of each year, mining concessionaires shall pay an annual patent of preservation for each mining hectare, which shall be valid for one calendar year starting on the effective date of the payment and the amount shall be fixed according to the scale shown on the next paragraph. Under no circumstance an administrative or judicial deferral for the payment of such patents shall be granted.

The patent of conservation from the date of delivery of the concession until December 31 of the year in which the period of validity of initial exploration expires, it shall be equivalent to 2.5 per cent of a unified basic salary for each mining hectare assigned. This patent of preservation shall rise in a percentage of 5 per cent of a unified basic salary for each mining hectare assigned for the period of advanced exploration and the period of economic evaluation of the deposit. During the exploitation stage the concessionaire shall pay a patent fee of conservation equivalent to 10 per cent of a unified basic salary for each mining hectare assigned.

The first payment of the total amount for the preservation patent fee shall be made during the first thirty days starting from the date of subscription of the mining title and it shall correspond to the period of time elapsed between the date of delivery of the concession and December 31st of said year.

An annual patent of preservation for small scale mining of two USD (2) American dollars per mining hectare is established during the stage of initial exploration.  On the stage of advanced exploration and evaluation, the fee is equivalent to four USD (4) American dollars per mining hectare, and in the period of exploitation, for the area declared in commercial production, it shall pay ten USD (10) American dollars per mining hectare.

Art. 35. - Dimension of Concession and Excess.- Each mining concession shall not cover an area of more than five thousand adjoining mining hectares.

If there is a free space between two or more concessions that does not comprise a “mining hectare”, such free space shall be called an "excess". This excess will be granted to the adjacent concessionaire who first requests it.

The General Regulation of this Law shall establish the procedure for the procedure for the application and the issuance of an "excess."

Art. 36. - Term of validity and stages of mining concession. - The mining title shall have a valid term of up to twenty five years; to be renewed for a similar term of time in the event of a petition in written by the concession holder submitted to the relevant Ministry, before the date of expiration, and after having obtained a favorable report from the Agency of Mining Regulation and Control and the Ministry of Environment.

In case the relevant Ministry does not issue a corresponding resolution in a term of 90 work days from the presentation of said petition, positive administrative silence shall be produced, in this case the mining title shall be renewed for ten years whenever warranted by the circumstances of the contract. Those officials whose omission produced the administrative silence shall be held administratively, civilly or criminally responsible.

The mining concession shall be divided into a stage of exploration and a stage of exploitation. In turn, during the stage of exploration the period of initial exploration, the period of advanced exploration and the period of economic evaluation of the deposit shall be distinguished.

Art. 37. - Stage of exploration of the mining concession.- Once the mining concession is delivered, the respective title holder shall perform exploration labor in the area of the concession during a term of four years, which shall constitute the period of initial exploration.

Nevertheless, before the expiration of said period of initial exploration, the mining concessionaire shall have the right to request to the relevant Ministry a renewal period of up to four years to carry out the period of advanced exploration, in this case the request shall contain the express relinquishment to a surface of not less than half the total extension of the originally delivered concession.

The relevant Ministry shall work on said application processing, provided the mining concessionaire has complied with the minimum activities and investments in the area of the mining concession during the period of initial exploration. Once said application is submitted within the terms previously provided, the relevant Ministry shall issue an administrative resolution declaring the beginning of the period of advanced exploration. However, in case the relevant Ministry does not issue the corresponding resolution in a term of 60 work days from the presentation of the petition, positive administrative silence shall be produced. Those officials whose omission produced the administrative silence shall be held administratively, civilly or criminally responsible.

When said period of initial exploration or the period of advanced exploration ends, as the case may be, the mining concessionaire shall have a period of up to two years to perform the economic evaluation of the deposit and apply for, before the date of its expiry, the beginning of the stage of exploitation and the corresponding celebration of the Contract of Mining Exploitation, in the terms set forth in this Law. The mining title holder has the right to request to the relevant Ministry an extension of the period of economic evaluation of the deposit for a term of up to two years starting from the date of the administrative act of the reception of said petition, the concessionaire has to pay an annual patent of preservation for the period of economic evaluation of the deposit, raised in 50 per cent.

In case the mining concessionaire does not apply for the beginning of the stage of exploitation in these terms, the mining concession shall be pronounced terminated by the relevant Ministry.

Art. 38. - Presentation of exploration reports. Until March 31 of each year and during the valid life of the stage of exploration of the mining concession, the concessionaire shall submit to the relevant Ministry an annual report of the activities and investments on exploration performed on the area of the mining concession during the last year and a plan of investments for the current year. These reports shall be submitted duly audited by a qualified professional certified by the Agency of Control and Regulation within the terms of the Regulation of Qualification of Mining Resources and Reserves.

In the event the concession holder does not comply with said plan of investment, he shall be able to avoid the lapsing of his mining concession by means of the payment of an economic compensation equivalent to the amount of the investments not performed, in the event he has performed investments equivalent to eighty per cent of said minimum investments. The payment of this compensation shall be registered in the annual report of activities and investments on exploration referred to in this article. These amounts have to be duly reflected in the general balance and the forms presented to Internal Revenue Service (Servicio de Rentas Internas).

The payment of the compensation referred to in the previous paragraph does not release the concession holder from the obligation to submit that report.

Art. 39.- Stage of exploration of the mining concession.- The mining concession holder has the right to request at the relevant Ministry, during the period of validity of the economic evaluation of the deposit, the advance to the stage of exploitation and the subsequent celebration of the Contract of Mining Exploitation or a Service Contract depending on the rights he is entitled inherent to the preparation and development of the deposit, as well as the extraction, transport, ore reduction and trade of its minerals.

No mining concessionaire shall be authorized to hold one or more titles which totalize an area of more than five thousand mining hectares at the start of the stage of exploitation. Notwithstanding the previous clause, the General Regulation under this Law shall establish technical criterion for the establishment of areas of protection of mining projects in a stage of exploitation.

Said request shall have the minimum requisites provided in the General Regulation under this law and it must be attached to a report duly audited by a qualified professional within the terms of the respective Regulation. Said report has to include the payment of rights of administrative proceeding and the corresponding patents of preservation, as well as the activities and minimum investments on exploration demanded by Law.

The relevant Ministry shall request the mining concession holder that within a term of thirty days, amplify or supplement the information enclosed to the request. The information delivered by the mining concession holder shall be classified as confidential and it shall not be used or revealed to third parties unless an authorization in written is presented by the title holder.

Once said request is submitted within the terms previously provided, the relevant Ministry shall issue an administrative resolution declaring the beginning of the period of exploitation. In case the relevant Ministry does not issue the corresponding resolution in a term of 60 work days from the presentation of the petition or 30 days from the presentation of the documents that amplify or supplement the information delivered, positive administrative silence shall be produced. Those officials whose omission produced the administrative silence shall be held administratively, civilly or criminally responsible. In this case, the mining concessionaire shall have free access to the stage of exploitation directly under the terms of his own request and the template of the Contract of Mining Exploitation referred to in articles 40 or 41 of this Law, where the terms for this contract shall be agreed.

Notwithstanding the previous clause, in case that as a result of the economic evaluation of the deposit the mining concessionaire decides not to initiate its construction and installation, he has the right to request, alternatively, to suspend the beginning of the stage of exploitation. This suspension shall not last more than two years from the date of the administrative act that contains said request and it shall grant right to the State to receive an economic compensation equivalent to one (1) annual unified basic salary for each mining hectare assigned, during the valid period of the suspension.

In case the mining concessionaire does not request to start the stage of exploitation or its suspension under these terms, the mining concession shall be terminated.

Chapter III

CONTRACTING MODALITIES

Art. 40.- Service Contract.- The State, through the relevant Ministry, can celebrate a Service Contract within the terms and conditions set forth by the relevant Ministry and those offered by the contracting party or the concessionaire at the moment of the allocation.

Similarly, the Service Contracts have to contain the remuneration of the mining concession holder, and also his obligations on subjects of environmental management, presentation of guarantees, relation with the communities, and activities of partial or total closure of the mine. The template of these contracts shall be approved by the relevant Ministry by means of a Ministerial Agreement.

In this case, mining concession holder is not obliged to pay the royalties established in this Law or the taxes derived from windfall gains. Notwithstanding the previous clause, the Government shall destine the corresponding economic resources equivalent to 3% of the sale of ore minerals exploited, to local sustainable projects of development, through regional governments parochial boards and, if that is the case, to the offices of the government of indigenous communities, in accordance to the respective regulation.

In general, the mining concession holder has the same rights and duties established in the case of the contracts of mining exploitation individualized in the following article.

Art. 41.- Contract of Mining Exploitation.- Within the term of six months from the resolution that declares the beginning of the stage of exploitation, the mining concession holder shall celebrate with the State, through the relevant Minister a Contract of Mining Exploitation, which shall contain the provisions, conditions and terms for the stages of construction and installation, extraction, transport, and trade of the minerals obtained within the limits of the mining concession.

The template of these contracts shall be approved by the relevant Ministry by means of a Ministerial Agreement.

Similarly, the contracts have to contain the obligations of the mining concession holder on subjects of environmental management, presentation of guarantees, good relationship with the communities, payment of royalties and activities of partial or total closure of the mine including the payment for all environmental assets corresponding to a period equivalent to the one of the concession.

The Contract of Mining Exploitation shall contain the Base Price for the application of the standards determined by the Tax Law in force.

The contract shall establish the right of the concession holder to suspend the mining activities subject to the payment of an economic compensation in favor of the State, in case the technical conditions or of the market bar them to comply with the terms of time established for each stage and the activities previously set forth.

A mining concession holder shall not be authorized to perform works of exploitation without the celebration of the respective contract. Notwithstanding the previous clause, the owner of a mining concession may take possession of those minerals he may obtain as a result of exploration works.

During the development of activities of the exploitation stage, the mining concession holder shall comply with the valid environmental regulations and shall not perform these activities without the corresponding Environmental Permit. The resolution of differences and/or controversies subject matter of these contracts shall only submit to the judges of the Judicial Department of Ecuador or an authority of arbitration in Latin America.

Art. 42. - Half yearly reports of production. - At the start of the exploitation stage of the deposit, title holders of mining concessions have to present at the relevant Ministry, on a half yearly basis, audited reports regarding their production in the previous calendar semester, according to technical guidelines prepared by the Agency of Mining Regulation and Control, on January 15 and July 15 of each year. These reports shall be subscribed by the mining concession holders or their legal representative and their technical consultant who shall accredit his professional capacity in the fields of Geology and/or Mining.

Audits and technical verifications of said reports shall be performed by Universities or Polytechnic Schools with Departments or Schools majoring in Geology, Mines, Science of Earth and /or the Environment with a sufficient technical capacity to prepare such report, evaluation or trial; or professionals and/or firms certified by the Agency of Mining Regulation and Control.

The costs that demand the intervention of the entities that practice said evaluations shall be exclusively for account of the concessionaire.

Art. 43.- Mining or metallurgical residues .- It is understood as those residues and tailings, discarded ore or rock, rubble, debris, washings, sweepings, scoria, slag, and waste resulting from mining or metallurgical activities.

Mining or metallurgical tailings or residues become an accessory part of the concession, processing plant, or smelter to which they belong even though they may be located out of their boundaries. The concession holder can make free use of them.

Art. 44.- Concession of abandoned residues.- The right to process ore mineral, smelt, refine or trade abandoned mining or metallurgical residues is granted along with the rights delivered to the mining concession title holder over any other mineral substances that may be found in them within the limits of the concession solicited according to the prescriptions of this Law.

The mineral-metallurgic residues are considered to be abandoned:

a)	When they come from a terminated mining title;

b)
They belong to a plant of processing or smelter whose permit is expired or it has not been in operation for a term of 2 years, except in cases of a force majeure or accident duly justified in the available time period; and,

c)	When it is not possible to determine their ownership status.

Previous to the issuance of a requested mining concession, the Agency of Mining Regulation and Control shall certify the existence of any of the previously referred cases.

Chapter IV

PROCESSING PLANTS, SMELTERS AND REFINERIES

Art. 45.-  Authorization for the installation and operation of plants.- The relevant Ministry is empowered to authorize the installation and operation of plants of processing, smelting and refining mineral ore to any natural person or legal entity, local or foreign, public, of mixed economy or private, communitarian and of self management who requests it under this Law and its General Regulation. To be a mining concession title holder is not a requirement to file said petition.

For small scale mining, the State shall authorize the operation of processing plants of ore minerals, constituted exclusively by crushing and milling, with an installed capacity of 10 tons a day and processing plants; that include crushing, milling, flotation and/or cyanidation with a minimum capacity of 50 tons a day.

Natural or juridical persons who request the permit of installation and operation of processing plants, smelter or refining, need to obtain the respective Environmental Permit, even if they are concession holders.

In order to obtain the permit, according to the environmental legislation in force and the General Regulation to this Law the following requisites are established.

Art. 46. - Rights of mining concessionaire for the installation of plants. - Title holders of mining concessions are authorized to install and operate plants of processing, smelting and refining, under the agreement of their concessions, without the necessity to request the permit set forth in the previous clause, as long as said plants be destined to process their own ore minerals. Processing of mineral ores not extracted in their concession shall require the respective authorization.

Art. 47. - Half-yearly reports. -  Title holders of plants of processing, smelting and refining shall submit to the relevant Regional Technical Agency of Mining Regulation and Control half-yearly reports about works done, jointly with a summary of investments and works done, the production obtained and the technological results of the operation.

Art. 48. - Rights and Obligations. -  The title holders of ore reduction plants, smelters and refineries enjoy the rights referred to in Title III, Chapters I & II, and are subject to compliance with the obligations referred to in Title IV of this Law in the extent considered applicable.

Chapter V

TRADE OF MINERAL SUBSTANCES

Art. 49. - Right of Free trade. - Mining concession holders may freely commercialize their production either locally or abroad.

Art. 50. - License of trade.-Natural persons or legal bodies who are not title holders of mining concession and trade or export metallic minerals or export non-metallic minerals should obtain the corresponding permit at the relevant Ministry according to the Regulation under this Law. Any concessionaire who trades in metallic minerals or exports non-metallic minerals, originated from another concession must also obtain said license or permit.

This permit is not necessary for those natural persons or legal bodies trading in non-metallic mineral substances within the country, as well as jewelry artisans.

Art. 51. - Term of validity of the permit and renewal. - Trading permits given to natural persons or legal entities engaged in the activities mentioned in the preceding Article will be valid for a period of three years. These permits are non-transferable and can be renewed for similar periods in accordance with the Regulation under this Law.

Art. 52. - Register of Traders. - The Agency of Mining Regulation and Control shall keep a register of all those involved in the trade of metallic minerals and of those involved in the export of metallic and non-metallic minerals with the purpose to keep statistical data of local trade as well as the export of these mineral substances and also as a measure to ensure the compliance of the obligations established in this Law.

Art. 53. - Duties of traders. -  Those legally authorized to trade in mineral substances must:

a)	Become withholding agents according to the tax code in force;

b)	File detailed declaration forms indicating all withholdings and deductions made; and,

c)
Send half-yearly reports to the Relevant Ministry in regards to the origin, volume and value of their purchase; destination, volume and value of sales; any taxes withheld of any other statistical information required by said authority. These reports shall be filed in simplified forms issued for this purpose by the Agency of Mining Regulation and Control.

Art. 54. - Revocation of License. -  Failure to comply with of any of the obligations mentioned in the previous Article shall result in the cancellation of the trading permit without prejudice to the corresponding liabilities.

Art. 55. - Illegal trade of ore minerals. -  The following is considered illegal trade of mineral substances:

a)	Mining concession holders that trade domestically in metallic minerals or export metallic or non-metallic minerals all originated from other concessions, without the license required in Art. 50; and;

b)	Miners who sell metallic minerals to people or entities not authorized to trade in them.

Art. 56. - Illegal Exploitation of Mineral Substances.–- Those activities of people who exploit illegally mineral substances operate, work and perform mining activities in any phase without a mining concession title, including artisan miners who do not have the legal corresponding permit are defined as illegal exploitation.

Art. 57.-  Legal Penalties.-  Illegal exploitation or trade of mineral substances shall be punished by the administrative authority through the confiscation of the machinery, equipment and mineral substances involved in the act, and a fine equivalent to the total cost of the minerals extracted illegally, without prejudice to legal actions derived from these violations. These penalties are to be applied to any mining subject. A due process is guaranteed.

Damage to the environment and the ecosystem and biodiversity produced as a consequence of illegal exploitation or invasions, they shall be considered an aggravation at the moment of the dictation of the resolutions in connection with the administrative assistance process.

TITLE III

RIGHTS OF TITLE HOLDERS OF MINING CONCESSIONS

Chapter I

RIGHTS IN GENERAL

Art. 58. - Continuity of Work. - Mining activities can be suspended in the case of land invasion, or when the security of the health and life of mining workers demand it, or of those communities located near the perimeter of the area where mining activity is being performed, according to the General Regulation under this Law, or in the event the Civil Defense demands it, or when noncompliance of Environmental Permit be verified by the relevant environmental authority. In any case, the provision of suspension of mining activities shall be issued, exclusively, by the relevant Minister, by means of a motivated resolution.

The mining concessionaire obstructed to normally carry out his mining works because of duly proved Force Majeure or Act of God shall request to the relevant Ministry, the suspension of the concession term during the period of said impediment. For this purpose, the relevant Ministry, through a motivated resolution shall admit or deny that request.

Art. 59. - Construction and Complementary Installations. - The title holders of mining concessions may build and install within their concessions: plants of processing, smelting and refining, tailings ponds, buildings, camps, storage areas, pipelines, pumping stations, conveyors, maintenance shops, electric lines, reservoirs, communication systems, roads, railroads, and any other local transportation systems or installations, ditches, piers, and other shipping systems, as well as to perform necessary activities for the development of their operations and other installations, subject to the provisions under this Law, the valid environmental regulations and other relevant legal provisions, after a mutual agreement with the owner of the surface estate or, after having been granted the necessary easements, according to the Constitution, this Law and its General Regulation.

Art. 60. - Water management and incorporation of easements. -  The granting of mining concessions in general and the authorization to install treatment plants, smelters, and refineries require the authorization of the National Secretary´s Office of Water and it has the implicit right to the use of water and the right to benefit from any easements that are necessary, in accordance with the proceedings established in the Law.

Art. 61. - Permit for the use of waters. - Mining concessionaires who obtain the authorization of the relevant authority of Water shall submit before the relevant Ministry the technical study that justifies the feasibility of the works to be done approved by the relevant authority of Water.

The water fountains used during mining works can be used by the mining concessionaire, with the authorization of the Authority of Water, with the obligation to remove them, observing the requisites, permissible limits and technical parameters established in the applicable environmental legislation.

Chapter II

ILLEGAL INTRUSION, ADMINISTRATIVE PROTECTION, INVASION OF MINING AREAS AND OPPOSITIONS

Art. 62. - Claim of Intrusion. -The holders of mining concessions or artisan mining permits are forbidden to intrude with their works into another concession without permission of their owner. The claim of intrusion into mining works should be submitted to the relevant Ministry, accompanied by the concession title as well as the updated certification of payment of patent fees. The General Regulation under this Law shall determine the proceeding to follow.

Art. 63. - Administrative Assistance. - The title holder or legal owner of a mining right may request through the Public Ministry the restraint of illegal mining activities, whether in process or imminent, according to the rights of assistance granted under this Chapter.

The State, by means of the Agency of Mining Regulation and Control, shall give assistance to mining title holders under the law for reasons of intrusion, illegal occupancy, dispossession, or any other act that may impede the free exercise of their mining activities.

Art. 64. -  Eviction warrant.- The Agency of Mining Regulation and Control, on fair grounding of the petition filed by the complainant shall issue an warrant of eviction to the illegal occupant of the mining area which is the object of the case . The illegal occupant has 3 days to comply voluntarily, at which point removal by force is authorized.

If in spite of the previous warning, the illegal occupant does not leave the area, The Agency of Mining Regulation and Control, at request of the complainant, shall order eviction by force. This dislodgement will be the responsibility of the relevant Police authority in the province.

Art. 65.- Legal penalties to invaders of mining areas.- Those persons with the intention of obtaining benefit for themselves or for third parties, individually or collectively, by illegally occupying mining concessions, or by violating the rights of the State or of the holders of mining titles, shall be penalized with a fine of two hundred unified basic salaries, the confiscation of tools, equipment and production obtained, without prejudice to the request of administrative protection and penal sanctions required by the case.

Art. 66. -  Formulation of oppositions.- Title holders of mining concessions may oppose the granting of concessions when the requests for said concessions are allegedly superimposed on their own existing concessions.

Title IV

OBLIGATIONS OF MINING TITLE HOLDERS

Chapter I

OBLIGATIONS IN GENERAL

Art. 67. -  Labor obligations.- Labor force obligations contracted by the title holders of mining rights with their workers shall be of their exclusive responsibility and under no circumstance they shall become responsibility of the State.

On the other hand, in case of those workers involved in mining activities, they shall receive only 3 per cent of the shares as established in this Law. The amount left shall be paid to the State, to be destined, only and exclusively, on projects of social investment of health, education and housing, through their regional departments in the area of the mining project. Said projects have to be harmonized with the National Plan of Development.

In the case of small scale mining workers, they shall receive 10% of the profits, and 5% left shall be destined for the State.

Any form of illegal practice related to workers of mining activity is prohibited.

Art. 68.-  Industrial-mining security and hygiene.- Mining rights title holders have the obligation to preserve the physical and mental health and the life of their technical personnel and their workers by applying industrial and mining security and hygiene regulations set forth in the legal provisions and regulations, providing, in addition, hygienic and comfortable conditions of lodging, at the work camps, according to the plans and specifications approved by the Agency of Mining Regulation and Control and the Ministry of Labor.

Mining concessionaires must have a valid and approved Bylaw of Mining Security and Health, according to the regulation that in this purpose shall be issued by the relevant Ministry and the Ministry of Labor and other pertinent Regulations dictated for this purpose by the corresponding institutions.

Art. 69. - Prohibition of child labor.- Labor of children or adolescents in any position, in any mining activity is banned, pursuant to item 2 of Art. 46 of the Constitution of the Republic. Noncompliance of this disposition shall be considered an aggravated infraction and it shall be penalized with a fine set forth in the General Regulation under this Law; and, in case of recurrence, the relevant Ministry shall declare the lapsing of the concession, the termination of the contract or artisan permits. In case of women labor, they shall receive a special treatment in accordance to the Regulation under this Law.

Art. 70. -  Compensations.- The holders of mining concessions  are obliged to perform their work by means of methods and techniques that minimize damage to the soil, the environment, natural or cultural heritage and adjacent concessions and, in any case, compensate any damage or harm they may be caused in the course of their work.

Noncompliance of the methods and techniques referred to in the previous item shall be considered as a cause of suspension of mining activities; in addition to the corresponding penalties.

Art. 71. - Conservation of benchmarks. -The holders of mining concessions are under the obligation to preserve the benchmarks; failure to comply shall result in a fine to be established by the relevant Ministry in accordance with provisions set forth in the General Regulation under this Law.

Art. 72. - -Alteration of benchmarks. - The holders of mining concessions may not alter or move the benchmarks denoting the limits of their concessions; failure to comply shall result in a fine to be established by the relevant Ministry without prejudice to the penal liability arising in the event they have acted maliciously, according to the dispositions of Article 580 of Penal Code, any person who tear down, alter or move benchmarks of mining concessions shall also be punished by law.

Art. 73. - Maintenance of and access to registrar`s offices.  -The holders of mining rights must:

a)
Keep accounting records, financial records, technical registers, employment registers, production statistics, records of materials consumed and energy used and others which adequately reflect the progress of their operations; and,

b)	Facilitate the access of functionaries duly authorized by the Relevant Ministry to the records and registers referred to above, so as to evaluate the mining activity performed.

After this information is submitted to the relevant Ministry it shall be declared public, within the legal framework established by the Law in force.

Art. 74. -  Inspection of Installations -  The holders of mining rights are obliged to permit the inspection of their installations and operations by officials duly authorized by the relevant Ministry, the Ministry of Environment and its agencies. Said inspections shall not interfere in any circumstance the normal performance of the mining works.  In the event of refusal or obstruction to the inspection, the official in charge shall inform to the relevant Ministry`s local agency, which is able to suspend the mining activities.

Art. 75.-  Employment of local personnel  The holders of mining rights are obliged to use Ecuadorian personnel in a proportion of not less than 80% for the development of their mining works. In the percentage left the specialized Ecuadorian technical staff shall be preferred, if there are no local professionals who meet this requirement, foreign personnel shall be hired, and they have to comply with the Ecuadorian legislation in force.

Art. 76. -  Training of Personnel.-  The holders of mining rights are obliged to have training and permanent preparation programs for their personnel at all levels. Said programs have to be periodically reported to the relevant Ministry.

Art. 77. -  Support to local employment and training of technicians and professionals.-  Mining concession holders shall preferentially hire those workers who live in the surrounding localities and zones of the mining projects and they shall maintain a policy of human resources and social well-being to integrate the families of the workers.

Likewise, in their operation plans and in coordination with the Agency of Mining Regulation and Control they should also admit into their mining operations students of secondary schools and colleges in order to do practical work in the field of mining and related disciplines, providing them with the necessary facilities.

Chapter II

PRESERVATION OF THE ENVIRONMENT

Art. 78.-  Environmental Impact Studies and audits.- The holders of mining concessions and plants for processing, smelting and refining before the start of mining activities in the different stages must prepare and submit environmental impact studies and environmental management plans to prevent, mitigate, control, rehabilitate and compensate environmental and social impacts derived from their activities; such studies should be approved by the Ministry of Environment, in order to be receive the respective Environmental Permit.

No mining activities of advanced exploration, exploitation, ore reduction, smelting, refining and mine closure shall be authorized unless they have the respective Environmental Permit issued by the Ministry of Environment.

In order to process the presentation and qualification of the studies of environmental impact and the plans of environmental management and the granting of environmental permits, and any other administrative aspects, permissible limits and demandable technical parameters shall be those established in the environmental regulation in force.

All of the stages of mining activity and their reports demand the submittal of economic guarantees as set forth in the environmental legislation in force.

The terms of reference and the contests for the elaboration of studies of environmental impact, plans of environmental management and environmental audits shall be prepared, mandatorily by the Ministry of Environment and other relevant public institutions, these attributions shall not be delegated to private institutions.

Expenses incurred by the Ministry of the Environment under these terms of reference and contests shall be afforded by the concessionaire.

The holders of mining rights are obliged to submit an annual environmental audit that allows the controlling entity the monitoring, surveillance and verification of the accomplishment of environmental management plans.

Art. 79. - Treatment of Water. -After having obtained the authorization from the National Secretary´s Office of Water the holders of mining rights can use water in their work and processing, and they have to return it to its original course, lake or pond from which it was taken, free from contamination or complying with the environmental and Water´s regulations in force, so as not to affect the constitutionally recognized rights of the people and those of the nature.

The water treatment to be applied must guarantee its quality and the compliance of the parameters of environmental quality; it must be set forth in the respective environmental impact study in accordance to the relevant Laws and their regulations.

Reutilization of water, through systems of recirculation is a permanent obligation of the concession holders.

Failure to comply this provision shall result in penalties that may lead to the lapsing of the concession or revocation of the permit.

Art. 80. - Reforestation. - If the mining activity requires performing works that demand the clearing and lumbering of trees, the holder of the mining right will be obliged to proceed to reforest with native species the area according to the environmental regulation and the environmental management plan.

Art. 81.- Accumulation of Residues and prohibition of waste dumping.- Title holders of mining rights and artisan miners in order to accumulate mining-metallurgic residues they have to adopt strict measures of caution that avoid the contamination of the soil, water, air and/or biota of the  places where they are deposited, in all their stages including the stage of closure, building installations such as waste dumps, waste fillings, tailings ponds or dams or other infrastructures technically designed and build that guarantee a safe and  long term management.

Dumping of debris, tailings or any other not treated waste, from any mining activity, on rivers, gulches, lagoons or other places where risks of contamination are present is prohibited.

Failure to comply this provision shall result in penalties that may lead to the lapsing of the concession or revocation of the permit.

Art. 82. - Preservation of Flora and Fauna. - Environmental impact studies and the plans of environmental management shall contain information about the species of flora or fauna existing in the zone, as well as the respective measures of impact mitigation.

Art. 83. - Waste Management. -  The management of waste, solid, liquid residue, and gaseous emissions produced by mining activity within the national territory must comply with the Constitution and the environmental regulation in force.

Art. 84. - Protection of the Ecosystem. -Mining activities in all their stages have to contain environmental protective measures, in compliance with the Political Constitution of the Republic of Ecuador and the environmental regulation in force.

Art. 85.-Closure of mining operations - Title holders of mining concessions should include in their annual programs of activities with regard to the plan of environmental management, information of investments and activities for the partial or total closure of operations and for the rehabilitation of the area affected by mining activities of exploitation, processing, refining or smelting.

Likewise, in a term of not less than two years after the total closure of operations for mining activities of exploitation, processing, refining or smelting, the mining concession holder must submit before the Ministry of the Environment, for its approval, a Plan of Closure of Operations that includes the recovery of the area, a plan of verification of its accomplishment, social impacts and the guarantees set forth in the environmental regulation in force; as well as a plan of incorporating to new ways of economic development.

Art. 86. - Environmental Damages. -For all those legal effects derived from the application of dispositions of this article and especially those of the valid environmental regulation the relevant environmental authority is the Ministry of Environment.

Environmental violations against the cultural heritage and damage to third parties shall be penalized in accordance to the Political Constitution of Ecuador and the penal and civil law in force.

Failure to comply with any of the obligations mentioned in this Chapter shall result in administrative sanctions to mining concession holders and bearers of the respective permits by the relevant Ministry, without prejudice to civil and penal actions brought. These administrative sanctions may include the suspension of mining activities of said operation or their lapsing.

The proceeding and requisites for the application of said penalties is set forth in the General Regulation under this Law.

Chapter III

SOCIAL MANAGEMENT AND PARTICIPATION OF THE COMMUNITY

Art. 87. - Right to information, participation and consultation.- The State is the authority in charge of the execution of the processes of participation and social consultation through the corresponding public institutions and the regulation in force. Said competence is not transferable to any other private authority.

These processes aim to promote the sustainable development of mining activity, respect for the environment, the social participation in environmental affairs and the development of communities located in the surrounding areas of influence of a mining project.

In case a process of consultation results in a majoritarian opposition from the respective community, the decision to develop the project shall be adopted by a resolution motivated by the relevant Ministry.

Any mining concession holder must respect the right of people to the access to information processes, participation and consultation in environmental management of mining activities.

For any process of consultation, the Ministry of Finance shall provide the respective budget through the relevant Ministry.

Art. 88. - Process of Information. - From the moment a mining concession is issued and during all of its stages, the concession holder, through the State, shall inform with accuracy to the relevant authorities, local governments, communities and entities that represent social or labor interests, regarding the possible impacts, not only positive but also negative, of mining activity.

The environmental authority shall give free access to environmental and social studies, formally filed, as well as the reports and technical resolutions issued by the relevant authority, as determined by the Law.

Art. 89. - Process of Participation and Consultation.- Citizen participation is a process whose final purpose is to consider and incorporate the criterion of the community to social and environmental management of a mining project, said process shall be performed in all the stages of mining activity, within the framework of proceedings and mechanisms set forth in the Constitution and the Law.

Art. 90. - Special Procedure of Consultation to the Peoples. - The processes of citizen participation or consultation have to consider a special procedure of consultation to indigenous communities, people and their nationalities, beginning with the principle of legitimacy and representation through their institutions, for those cases in which mining exploration or exploitation be performed in their own land and ancestors` territories and when said labors may affect their interests. In compliance with Art. 398 of the Constitution of the Republic.

 Art. 91. - Claims of Environmental and Social Damage and Threats. - Any mining activities that generate social or environmental impacts shall be subject of legal proceeding by means of any natural person or legal body before the Ministry of Environment, after the accomplishment of the formalities of a claim, such as signature and rubrics recognition.

The Ministry of Environment shall adopt timely measures that avoid environmental damages when there is a scientific certainty that they are a result of mining activities.

In case of doubt about the environmental damage as a result of any action or omission, the Ministry of Environment in coordination with the Agency of Regulation and Control shall adopt protective, efficient and timely measures that shall simultaneously and in the same providence order the practice of actions in order to prove the damage.

Chapter IV

PAYMENT OF ROYALTIES

Art. 92. - Royalties of Mining Activity.- The State, is the owner of non-renewable natural resources, and it has the right to receive the payment of royalties from the mining concession holders who perform labors of exploitation, in accordance to this Chapter.

Royalties paid by mining concessionaires shall be established based on a percentage of the production and shall be paid half-yearly in the months of March and September of each year. The amounts from royalties have to be duly reflected in the half-yearly reports of production and the general balance submitted to (Servicio de Rentas Internas) Internal Revenue Service.

Art. 93. - Royalties on exploitation of minerals. - The mining concessionaire has to pay a royalty to the State, which shall participate in an amount not smaller than the concessionaire who exploits it, the amount of royalties cannot be less than 5% of the total value of the sales, in addition, they shall contribute with 12% of the profits of the workers, 25% of income tax, 12% of the tax to added value and 70% of windfall gains.  In the Contract of Mining Exploitation, the Concession Holder and the State shall agree the percentage of royalties taking into account the technical and economic background of the project, and the standard references of the international market.

60% of these royalties shall be destined for productive projects and of local sustainable development through municipal government offices and parochial boards and, if required, to authorities of the Government of indigenous communities and /or local surrounding territories. These resources shall be allocated prioritizing the needs of the communities located in areas of influence affected directly by the mining activity.

Holders of small scale mining rights shall pay for royalties 3% of the sales of the main and secondary minerals, taking into account standard references of the international market.

The amounts of royalties, plus legal benefits such as income tax, value added tax, patents and other taxes, shall justify the implementation of Art. 408 of the Constitution of the Republic. Evasion of the payment of royalties shall constitute a cause of lapsing, without prejudice to civil and penal effects stemmed.

The percentage of royalties for the exploitation of non metallic minerals shall be estimated based on the costs of production.

The regulation under this Law and the contract of Mining Exploitation shall establish the parameter for the payment of royalties, as well as the requisites for its distribution.

Title V

RELATIONS OF THE HOLDERS OF MINING RIGHTS AMONG THEMSELVES AND THE OWNERS OF THE LAND

Chapter I

PERMITS AND EMERGENCY OPERATIONS

Art. 94. -  Permission to Neighbors.- The holders of mining concessions and processing, smelting and refining plants shall permit neighboring holders access to their adjoining parcels installations, galleries or pits in the following circumstances:

a)	When there is a well-founded danger that the work being performed could give rise to any damage to the adjacent mine;

b)
When cave-ins or weakening in the galleries, pits and other installations can be repaired more easily and quickly from the neighboring galleries, pits, or installations, even if it is necessary to open temporary means of access. In every case the costs shall be for the exclusive account of the beneficiary; and

c)	When there is a suspicion of intrusion.

If this permission is denied, the interested party can have recourse to the relevant Ministry to obtain it.

Art. 95. - Damage Due to Accumulation of Water. - When damage or harm is being done by the accumulation of water on a nearby or adjacent concession, the injured party should require in writing that the one that is causing the damage drain this accumulation out fully within 48 hours, without prejudice to any indemnity for damages.

The cost of draining out this accumulation shall be for the exclusive account of the one causing damage but the injured party may cover the cost, with right to reimbursement.

The injured party may have recourse to the relevant Ministry to have this item be applied, as well as to inform about it to the National Secretary´s Office of Water.

Art. 96.- Use of Underground Water in adjacent mining concessions.- The holders of mining rights may use underground water discovered in an adjacent mining concession if the discoverer is not making use of it, in compliance with the Law of Water which regulates hydric resources and environmental control guidelines.

Chapter II

INTRUSION

Art. 97. - Prohibition of Intrusion. -The holders of mining concessions are forbidden to intrude with their works into or onto another concession without permission of their neighbor. Any unauthorized intrusion obliges the party doing it to stop work and pay the value of the minerals he has extracted, deducting the cost of their extraction and pay an indemnity for any harm caused.

Art. 98. - Suspension of Work. -  In the event of a report of intrusion, the relevant authority, and the Agency of Mining Regulation and Control shall order the suspension of labors in the zone de litigation and dictate the corresponding resolution for said controversy.

Art. 99. - Criminal intrusion. -Intrusion which exceeds 20 meters, measured from the boundary of the concession, shall be presumed criminal. Similarly, the intrusion shall be considered criminal in case those works suspended are restarted after the suspension warrant issued by the Agency of mining Regulation and Control In these cases, the amount to be paid for the minerals extracted or their return shall be done with no deduction and without prejudice to the penal responsibility of those who intrude.

Chapter III

EASEMENTS

Art. 100. - Classes of easements.-  From the moment a mining concession is incorporated or a plant for processing, smelting and refining is authorized, the surface lands are subject to the following easements:

a)
To be occupied to the full extent required by the installations and construction belonging to the mining activity.  The mining concession holder shall mandatorily pay to the owner of the land an amount for the use of easements, as well as the corresponding payment for the damages and prejudice they cause. In case the parties do not agree, the Agency of Mining Regulation and Control shall determine the amount;

b)	Transit, water conduit, rail lines, landing strips, ferries, ramps, conveyor belts and all other systems of transport and communication;

c)	Those established in the Electric Regime Law for the case of installations of electrical service; and,

d)	Others necessary for the carrying out of mining activities.

Art. 101. - Voluntary Easements and Agreements. - The holders of mining rights may agree with the owners of the land on the extent of terrain they need for their constructions and installations for the adequate exercise of their mining rights, either in the stages of exploration or exploitation, as well as for their installations and buildings, exclusively destined to mining activities.

In case of zones belonging to Cultural Heritage, for the granting of easements they need to have the authorization of the National Institute of Cultural Heritage in accordance to the conditions established in the administrative act issued by said Institute.

Art. 102. - Easements of Neighboring Concessions. - To give or provide ventilation, drainage or access to other mining concessions or to processing plants, smelters or refineries, easements may be constituted on adjacent concessions or on free areas.

Art. 103.-Constitution and Extinction of Easements. -  The incorporation of an easement on lands, free areas or concessions is essentially transitory; its exercise and the indemnities to which it gives rise shall be established by mutual agreement between the parties, celebrated in a Public Deed and recorded in the Mining Register kept by resolution of the Agency of Mining Regulation and Control. These attributions are set out Mining Register.

These easements expire with the mining rights and cannot be utilized for purposes different from those belonging to the respective concession or plant; they may be extended or reduced according to the activities or requirements of the concession or the plant.

Art. 104. - Indemnity for Damage. -Easements are constituted after determination of the amount of indemnity for any harm they cause to the owner of the land, building or concession on which they are set and may not be exercised until the value thereof is agreed.

Art. 105. - Expenses of incorporation of easements. - The costs involved in the incorporation of these easements shall be of the exclusive account of the concessionaire benefited or the owner of the plant.

Title VI

EXTINCTION OF MINING RIGHTS

Chapter I

EXPIRATION OF THE TERM OF THE CONCESSION

Art. 106. - Expiration of the term - The mining concession and the permits shall be considered terminated for the expiration of the term established or its deferral.

The Agency of Mining Regulation and Control shall order the annulment of the respective registers once the term of valid life of a mining concession expires, if the mining concessionaire has not requested to begin the stage of exploitation or the renewal of the term of concession in the framework of an Agreement of Mining Exploitation, in the terms provided in the terms of this Law.

Chapter II

REDUCTION AND RELINQUISHMENT OF THE CONCESSION Art.

Art. 107. - Faculty of Concessionaires. - At any time during the valid life of a mining concession, its title holders may reduce or relinquish them totally according to the established proceeding of this Law AND ITS GENERAL REGULATION,, provided such relinquishments or reductions do not affect the rights of third parties.

The relinquishment shall result in the cancellation of the respective registers, leaving the mining area of said concession free. In case of a reduction, the registry of the area which remains in possession of the mining concessionaire shall be recorded.

Chapter III

EXPIRATION OF CONCESSIONS AND PERMITS

Art. 108. - Lapsing of Concessions. - The relevant Ministry is authorized to declare the lapsing of mining concessions and permits in case their title holders have not complied with the duties set forth expressly in this Chapter.

The process of lapsing might be legally initiated by the relevant Ministry through the request of the Ministries related to mining activity, and it shall be subject to the provisions, requisites and proceedings determined for this purpose by the General Regulation under this Law.

The technical and legal decision shall be considered the base for the declaration of lapsing by the Agency of Mining Regulation and Control.

Once the mining concessionaire is notified, the mining concessionaire shall be given, for only one time, a term of 30 days to discharge the cause of lapsing or to accomplish with the pending obligation, with the payment of a fine equivalent to twenty five unified basic wages. This right to resolve the noncompliance that constitutes a cause of lapsing shall not be applied in the cases set forth in articles110, 115, 116 and 117.

Art. 109. - Effects of lapsing - Lapsing terminates the mining rights. With exception of the cause established in article 117, it is not necessary to have a previous legal sentence for the declaration of lapsing, and it shall produce its effects on the effective date of its notice.

Art. 110.-Lapsing for debt service default Mining concessions lapse when their owners have ceased to pay the patent fees, royalties and other rights or taxes established in this Law.

Art. 111. - Lapsing for failure to present exploration reports or failure to comply with the minimum investment requisite.- It is a cause of lapsing the failure to submit exploration reports to the relevant Ministry of the annual report of the activities and investments on exploration performed in the area of the mining concession.

Art. 112. - Lapsing for failure of presentation of production reports.-The mining concession shall lapse in the event their title holders fail to present within the term set forth in Art. 42, the audited reports on their production.

Art. 113. - Lapsing for exploitation without title and for presentation of false information.- A mining concession shall lapse in case their title holder performs labors of exploitation, directly or indirectly, before the celebration of the respective Contract of Mining Exploitation.

Likewise, a mining concession shall lapse in case their reports under this Law contain forged information or if they intentionally alter their technical and economic conclusions.

The technical and legal decision shall be considered the base for the declaration of lapsing by the Agency of Mining Regulation and Control.

Art.  114. - Intentional alteration of benchmarks.-Malicious alteration of benchmarks duly proved, shall constitute a reason of lapsing of the mining concession.

Art. 115. - Lapsing for Declaration of Environmental Damage. - The relevant Ministry is duly authorized to declare the lapsing of mining concessions in case their activities produce a serious and permanent environmental damage, without prejudice to the liability of the concession holder to repair the environmental damage caused.

The declaration of environmental damage in the technical and legal aspects, shall be given by means of a resolution issued by the Ministry of Environment, in accordance with Art. 78 of this Law. In the event of damage to hydric resources because of mining activities, the declaration of environmental damage shall be the attribution of the National Water´s Office.

The proceeding and requisites for the declaration of environmental damage shall be set out in the General Regulation under this Law.

Art. 116. - Lapsing for Damage of Cultural Heritage of the State. -  The relevant Ministry, after a favorable technical report from the National Institute of Cultural and Natural Heritage, is authorized to declare the lapsing of mining concessions in case their activities produced a serious and permanent damage to the cultural heritage of the State, in accordance with the Constitution of the Republic and the Law of Cultural Heritage.

The proceeding and requisites for the declaration of cultural heritage damage shall be set forth in the General Regulation under this Law.

Art. 117. - Lapsing for Human Rights Violations. -  The relevant Ministry, after a sentence or resolution issued by a relevant judge who determines human rights violations, either by the concession holder or his representative, as well as his subcontractors and specially the security guard companies who act on behalf of the concession holder or his representative, and it is needed a sentence dictated by a competent judge who determines violation of human rights.

Art. 118. - Ineligibility to request mining concessions. - Any natural person or legal body who had loses their status of mining concessionaires due to failure in the accomplishment of one or more legal or contracting duties derived from the mining concession, shall not be able to obtain a concession in those areas covered, totally or partially, for the original concession, for a term of three years starting on the issue of the corresponding administrative act of lapsing of said concession.

Art. 119. - Responsibilities and Penalties. - Public workers who fail to comply with one or more of the legal duties established in this Law, shall respond administratively, civilly and criminally of said noncompliance.

Likewise, those professionals in charge of providing legal, technical, economic or environmental information to relevant authorities shall be civilly and criminally responsible for the presentation of forged or malicious information.

Chapter IV

NULLITY OF MINING RIGHTS

Art. 120. -  Revocation of mining concessions.-  Those mining titles of concessions assigned under violation of the terms set forth in this Law shall be revoked. In addition those concessions assigned superimposed on another that is legally valid and registered, shall be null in the extent of the superimposed section, providing that the effects of lapsing are not produced.

Art. 121. -  Declaration of nullity.- The relevant Ministry shall be informed of and resolve the nullity of a mining concession for a complaint of affected holders of mining rights or third parties. The nullity produces the return of the mining to the mining concessionaire who has a preferential right, or as the case may be to the State, leaving it free.

Art. 122.-  Right of property on mining goods.-  In the event of termination of mining rights, the former title holder shall not lose his right on buildings, machinery, installations and other elements of work, which can be withdrawn at his own expense.

Title VII

MINING CONTRACTS

Chapter I

APPLICABLE STANDARDS AND REQUISITES OF CONTRACTS

Art. 123.- Applicable regulations.-  Contracts entered between concession holders, or by and between them with third parties, related to mining rights and activities, are ruled by Art. 125 of this Law and also by regulations of private right, in the extension they are not opposed to the Law.

Art. 124.-Requisites.-  Mining contracts, in order to be considered valid, must be executed by means of a public instrument and record it at the Mining Register in charge of the Agency of Mining Regulation and Control and comply with all the requisites set forth in this Law. All contracts have to be published on the web page of the Mining Register.

Chapter II

ASSIGNMENT, TRANSFER, AND IRREVOCABLE PROMISE OF SALE

Art. 125. - Nontransferable rights.- Mining rights, in general, may be assigned or transmitted among living parties or by reason of death, in the same way as real estate, with the authorization of the Agency of Mining Regulation and Control. Said transfer is perfected by the registration in the corresponding book of the Mining Registry governed by the Agency of Mining Regulation and Control; the registration rights shall be set forth in the General Regulation of this Law.

The assignment and transfer of rights of a mining concession shall be declared void and it shall not have any value if there is no authorization from the Agency of Mining Regulation and Control, without prejudice to the declaration of lapsing in accordance with this Law.

Art. 126.-Irrevocable Promise. - It is permitted to celebrate contracts of irrevocable promise of cession or transfer of rights and shares in a mining concession or, in general, in relation to any other mining rights, complying with the requisites and duties set forth in the previous article.

In this type of contract it is facultative for the promising assignee to celebrate the definitive contract or not, but is mandatory for the promisor to celebrate said definitive contract.

Art. 127. - Non-Rescindable Contracts for gross loss. -  Contracts of cession, transfer or exchange of rights and shares on mining titles and other mining rights cannot be rescinded on grounds of excessive injustice.

Chapter III

CESSION, TRANSFER, AND PLEDGE

Art. 128.-   Assignment in Guaranty - .-  The universally valid rights which derive from mining concession and the plants for processing, smelting, and refining may be mortgaged in the same manner as any other real estate.

Assignment contracts in guaranty over the above mentioned buildings shall be recorded by means of a public instrument in the Mining Registry in custody of the Agency of Mining Regulation and Control.

Art. 129. - The Pledge. - It is permissible to constitute liens on the personal property destined for the operation of the concession and on the mineral substances extracted from the deposit.

Pledge Contracts have to be recorded within the provisions of the registration of concessions in the Mining Registry kept by the Agency of Mining Regulation and Control.

Art. 130. - Legal actions.-The creditor may take legal action that lead to the auction of the encumbered estate according to articles 128 and 129.  Judicial authorities shall not be empowered to interrupt mining work.

TITLE VIII

JOINT OWNERSHIP, MINING COOPERATIVES AND ASSOCIATIONS DEDICATED TOMINING ACTIVITIES

Chapter I

JOINT OWNERSHIP, MINING COOPERATIVES AND ASSOCIATIONS DEDICATED TO MINING ACTIVITIES

Art. 131.-Incorporation of Joint ownership on a mining concession. -  Presents itself when the State grants a mining title to various natural persons who have requested it in a single document, subject to the pertinent provisions of the Law herein.

Art. 132. - Responsibility of Joint owners. -  Joint ownership does not imply the existence of a legally incorporated company.  Joint owners are jointly liable for the obligations derived from their condition of mining title holders.

Joint owners shall appoint a common solicitor by means of a public instrument registered at the Mining Registry. Should it not be possible, the notice delivered to one of them shall take effect as legal notice to each.

Art. 133. - Rights and duties of cooperatives, micro companies and associations. -  .-Cooperatives micro companies and associations dedicated to performing mining activities enjoy the same rights and have the same obligations as this Law establishes for the holders of mining rights and may enter into association with, and celebrate all types of mining contracts with, natural persons or legal bodies, local or foreign.

Title IX

SPECIAL REGIMES

CHAPTER I

  ARTISAN AND SUSTAINABLE MINING

Art. 134.-Artisan mining It is the activity considered the product of individual, familial or associative mining work as a sustaining activity authorized by the State as it is set forth in the Law and its Regulation, it is characterized by the use of tools, hand devices or portable machines destined to the obtaining of minerals whose commercialization en general hardly allows to afford the basic needs of the person or family group that performs it, and when it has not required an investment of over fifty basic unified wages.

In the event of the association of three or more artisan miners, their investment shall be of three hundreds unified basic wages with a previous technical, economic, social and environmental report by the Agency of Mining Regulation and Control.

The relevant Ministry shall issue permits for a valid term of up to ten years in order to perform artisan mining; to be renewed for a similar term of time in the event of a petition in written by the concession holder submitted to the relevant Ministry, before the date of expiration, and after having obtained a favorable report from the Agency of Mining Regulation and Control and the Ministry of Environment. Artisan mining permits shall not affect the rights of a mining concession holder with a valid title; notwithstanding the foregoing, mining concession holders shall be able to authorize the performance of artisan mining works within the area of their concession by means of mining agreements that comply with the environmental and mining regulations and in accordance to the special regulation to be issued for this purpose.

The Agency of Mining Regulation and Control is empowered to regulate the exploitation of minerals and applicable mining safety standards, and it shall create a detailed register of the people who perform this activity.  For the verification and compliance of environmental protective regulation, the relevant environmental authority is the Ministry of Environment.

Artisan miners are exempted to pay royalties.

Failure to comply with this law and its Regulation shall result in the revocation of the permits. The assignee shall operate the negative administrative silence.

Art. 135. Revocation of artisan mining rights. - The permits of artisan miners shall be revoked, in the form and conditions set forth in title VI, chapters I and III of this Law.

Art. 136. - The relevant Ministry shall promote special programs of technical assistance, environmental management, mining security, training and professional training to small scale mining, for this purpose they can count on the support of Universities and Polytechnic Schools that have the corresponding majors on those areas.

Chapter II

SMALL SCALE MINING

Art.- 137.- Incentive to national mining production.- In order to foment employment, the elimination of sub-employment and unemployment, and promote the productivity and competitiveness, the accumulation of scientific and technological knowledge, the State through the delegation of private initiative, cooperatives and associations of popular and joint economy, shall promote the development of national mining under the special regime of small mining, guaranteeing the right to perform said activity individually and collectively under principles of solidarity and social responsibility.

Art. 138. - Small scale mining ..- Small scale mining consists in the activity which in reason of the area of concessions, volume of processing and production, amount of investments, capital and technological conditions, must have:

a)	A capacity installed of exploitation and/or processing of up to 300 metric tons a day.

b)	A capacity installed of production of up to 800 cubic meters a day, with relation to mining of non metallic material or quarry.

Natural persons or legal bodies that perform small scale mining works have to be tile holders of a mining concession for small scale mining and they shall comply with the special provisions of Chapter II. In any extension not regulated by special rules, the general contents of this Law and its General Regulations shall be applied.

The relevant Ministry shall promote special programs of technical assistance, environmental management, mining security, training and professional training for small scale miners. The Ministry of Environment shall promote special programs of environmental handling in small scale mining.

Art. 139.-Concessions for Small Scale Mining -The State shall issue small mining concessions in favor of natural persons or legal entities according to the prescriptions of this Law and its General Regulation, which shall establish a special regime for small scale mining.

Small scale mining concessions shall be granted by the relevant Ministry in accordance to the established proceeding in the Regulation and confers to its holder the personal and exclusive right to prospect, explore, exploit, benefit, smelt, refine and trade all the mineral substances which exist and can be obtained within the area, with no more limits than those stated in this Law.

Art. 140. - Register.- In order to have access to the rights and benefits set forth in this chapter to mining title holders, they must register their status of small scale miners, before the mining administrative authority of the relevant Ministry.  The proceeding and requisites shall be set forth in the General Regulation under this Law.

Art. 141. - Obligations. - Mining concessionaires that perform small scale mining activities have to comply with the obligations of mining concessionaires contained in the Title IV of this Law.

Small scale mining title holders are subject to the accomplishment of the environmental regulations in force and to the approval of the training programs promoted by the National Institute of Geological Research.

Chapter III

CONSTRUCTION MATERIALS

Art. 142. - Construction material concessions. - The State, through the relevant Ministry, shall assign concessions for the exploitation of surface clays, sands, rocks and other materials of direct use in the construction industry, with the exception of river basins, lagoons, sea beaches and quarries which shall be governed by the limitations set forth in the General Regulation of this Law, and it shall also define what is understood as construction materials and their amounts of exploitation.

According to Art. 264 of the Constitution in force, each Municipal Government shall assume the jurisdiction to regulate, authorize and control the exploitation of arid and petrified materials, found at the bottom of  rivers, lakes lagoons, sea beaches and quarries, which in accordance with the General Regulation that shall establish the requisites, limits and proceedings for the effect. The exercise of the competence shall be done according to the principles, rights and obligations set forth in Municipal Ordinances issued in this regard. No conditions or obligations other than those set forth under this Law shall be established.

Art. 143. - Rights and Obligations of the concessionaire of construction materials. - The concessionaire shall be authorized to explore said materials without the celebration of a Mining Exploitation Contract; the exploration shall be done after the celebration of said Contract and it shall include the easements required for a suitable exercise of the rights of his concession.

Notwithstanding the previous clause, the owner of the surface land shall have the first option to purchase the requested concession that coincides with the area he owns. If the owner of the estate, as a free and voluntary act, assigns the authorization for a concession on the land he owns, this authorization implies the waiver to the first option to be assigned a concession on said estate.

On the other hand, the construction material concessionaires have to comply with the obligations derived from Articles 38, 41 and 42 Chapter I of Title III and Chapters I, II, III and Title IV of this Law. They also have to pay for the royalties stipulated in this Law for small scale mining.

Art. 144. - The free exploitation of construction materials for public works. - The State in a direct way or through its contractors can freely exploit the construction materials destined for public works in non assigned or assigned areas.

In consideration of the public and social benefit, these exploitation works shall be authorized by the relevant Ministry. The valid term for this exploitation shall be issued only and exclusively based on the technical requirements of production and in the term that these public works take.

Said material shall be exploited only and exclusively in benefit of those public works target of the free exploitation. Their use in other purposes shall constitute an unlawful act which shall be submitted to the stipulations of this Law.

The State contractor shall not include in his costs the amounts corresponding to the materials of construction freely exploited.  In the event of proving the free exploitation for other purposes, he shall be sanctioned with a fine equivalent to 200 basic unified wages and in case of recurrence with the termination of the contract for said public work.

Free exploitation concessions, are subject to the accomplishment of all the provisions of this Law, especially those of environmental nature.

Those contractors who exploit free exploitation areas are required to the accomplishment of the Plan of Environmental Management.

Chapter IV

NON METALLIC MINERALS

Art. 145. - Exploitation of Non Metallic Minerals. - The exploration and exploitation of non metallic mining have to comply with the general regulations applicable to mining concessions in the terms set forth by this Law, including the payment of royalties.

The General Regulation of this Law shall define the characteristics of non metallic substances and the method of participation of the State in the profits, pursuant to item 2 of Art. 408 of the Constitution of the Republic.

The interest of the State shall be taken into account in regard of the use of said non metallic minerals in the construction of works of infrastructure of national benefit.

Chapter V

MINING ACTIVITIES ON THE SEA BED

Art. 146.-Research and operations on the sea bed .- The exploitation of mineral substances of any kind in marine waters and on the sea bed is in charge of the National Institute of Geological, Mining and Metallurgical Research, and the National Mining Company which may celebrate special agreements of research and service contracts, respectively with natural persons or legal entities, local or foreign companies subject to the requisites and conditions established in the Special Regulation which shall be dictated by the President of the Republic for these purposes.

Title X

TAXATION AND ECONOMIC DISPOSITIONS

Art. 147.-  Accelerated depreciation.- Title holders of mining rights who have celebrated a Mining Exploitation Contract, are authorized to request Internal Revenue Service (S.R.I) a special treatment of accelerated depreciation for those fixed assets which have a shorter useful life as a consequence of the larger wearing away produced in the operation of a mining project. Internal Revenue Service (S.R.I) after a previous report presented by the Agency of Control shall approve or reject the petition.

Assets susceptible of accelerated depreciation are those listed in the General Regulation under this Law.

Art. 148. - Simplified Tax Regime for small scale artisan miners. -Small scale artisan miners can adopt the Simplified Tax Regime for the Income Tax and the Value Added Tax in the conditions, terms and requisites set forth in the Internal Tax Law.

Art. 149. -Gold purchase. - Gold purchase by Banco Central del Ecuador has a zero taxed rate.

Title XI

ADMINISTRATIVE, CONTENTIOUS ADMINISTRATIVE AND COACTIVE JURISDICTION

Art. 150. - Jurisdiction and venue.- The Agency of Mining Regulation and Control shall exercise jurisdiction and competence on mining with the functions and attributions conferred on them by the present Law and its General Regulation.

Any controversies that may arise between those subject to mining law and administrative authorities on mining matters shall be resolved by the District Tribunals of Contentious Administrative Affairs.

In any case the provisions in regard with the jurisdictional guarantees shall be observed, jointly with the action of protection, of access to public information and rights of protection set forth in the Constitution of the Republic.

Art. 151.-Coactive jurisdiction. - Internal Revenue Service (Servicio de Rentas Internas) shall exercise coactive power for the collection of patent fees, taxes, overdue payment surcharges, fines and other charges such as processing costs derived from collection.

Title XII

PROCEDURES FOR WAIVER AND RELINQUISHMENT OF MINING RIGHTS

Art. 152. - Waiver and relinquishment of mining rights.- Rights to one or more mining hectares contained within a mining concession may be waived and relinquished only when this waiver does not prejudice the rights of third parties. Total or partial waive and relinquishment shall be subject to the General Regulation.

Art. 153. - Voluntary or contentious venue- Relinquishment constitutes a process of voluntary jurisdiction, which can become conflictive if such act is appealed by third persons claiming damage.

Art. 154. - Request of waiver. -  The petition for the waiver shall be presented to the relevant Ministry in the corresponding jurisdiction and contain an express request to order the cancellation or modification of the respective registrations, depending if the waiver is total or partial. The General Regulation shall also set forth the requisites and proceedings for its proceeding and resolution.

Art. 155.-Authentication.-  After the approval of the waiver, it shall be registered in a Notary´s Office and it shall be recorded in the Mining Register kept in custody of the Agency of Mining Regulation and Control.

Art. 156. - Rights of third parties.- If it appears from the initial papers that the waiver affects or might affect the rights of third parties, the relevant authority shall order the wavering party to evidence by public instrument their consent to the waiver.

If there is no consent from third parties, the relevant Ministry´s official shall order that third parties be noticed by publication, one time only, in a newspaper of national circulation, and if there is any, of local circulation.

Art. 157. - Opposition. -  Legal means for objecting to an attempt to resign shall include the following: promissory sale contracts, mortgage, financing, lease, exploitation, contracts of sale of minerals, and embargoes in regard with the concession which includes the mining hectares waived.

In the submittal of a claim of opposition, the administrative proceeding shall be performed before the relevant Ministry; their decision may be appealed to the superior authority within 5 days of the notification of the parties involved.

Art. 158. - Approval of waiver.- Once the resolution approving the modification of the area is approved and recorded in the Mining Register, the waiving party shall provide a certified copy to the Regional Ministry´s Office of Mining for the modification of the National Concession Map.

GENERAL DISPOSITIONS

FIRST.- In the event that radioactive minerals or substances are found in economically exploitable concentrations as a result of any activity described in this law, the owner of the mining right has to report the finding immediately to relevant Ministry.

SECOND. - The failure to comply these provisions established by Law shall be punishable by the relevant Ministry with the imposition of a fine of no less than 20 minimum monthly salaries and no more than 500 plus 0.1% of investment depending to the gravity of the infraction. Without prejudice to any other legal or penal action that could result from these actions.

The right to defense of the alleged violators shall be respected in every case. Fines will be deposited in legally established agencies to receive such funds.

THIRD. - The Internal Revenue Service (Servicio de Rentas Internas) shall collect the values corresponding to Patents and Royalties referred to in this Law, and it is invested with all the faculties and attributions granted by the Law of

Creation and the Tax Code for the collection of taxes, including the coercive jurisdiction ruled in the Tax Code.

in Ecuador and this Law.

FOURTH. - Those administrative acts that were terminated or expired, as effect of Mandate No. 6, are executed.

FIFTH. - Any environmental damage shall generate objective responsibility.

SIXTH. - Any and all kind of mining activity in zones declared ancestral territories of the people in freewill isolation is banned, in accordance to the provisions set forth in the Constitution of the Republic.

SEVENTH. - Public officials and workers who are responsible of administrative silence shall be administratively and civilly penalized, depending on the gravity of their violation. If the assumptions of criminal responsibility of the official whose omission generated administrative silence are proved, legal action can be brought against the official involved.

In case the relevant Ministry does not issue a corresponding resolution in the terms set forth in this Law, positive administrative silence shall be produced, which shall be substantiated judicially at the relevant Contentious Administrative Tribunal.

EIGHTH. -  In the Province of Galápagos no mining activity shall be performed with exception of the free exploitation of construction materials.

TRANSITORY DISPOSITIONS

FIRST. - Mining concession title holder who preserved their concessions under Art. 8 of the constituent Mandate No. 6 shall keep their mining rights and are authorized to restart their activities.  In the term of 120 days, starting on the effective date of the respective regulations all mining concessionaires have to regularize and harmonize their proceedings in accordance with the regulation hereof.

In the case of owners of processing plants presently in operation, they have to adapt them to the regulation in force within a year starting on the effective date of this Law.

The failure to comply with this disposition shall terminate the mining title, and consequently the lapsing of the mining concession or a processing plant granted before the present Law.

SECOND.- After publishing  this Law in the Official Register, the President of the Republic through an executive decree shall dispose the practice of the administrative acts for the integration, organization, regulation and control of the organisms created in it, in the meantime the National Directorate of Mining, Regional Directorates of Mining and  the Directorate of Mining Environmental Protection shall exercise temporarily the attributions and functions of the Agency of Mining Regulation and the National Directorate of Geology the functions of the National Institute of Geological, Mining and Metallurgic Research, as long as  they do not oppose to the regulations of this Law.

THIRD.-In the term of 90 days, Land Registrars starting on the effective date of the respective regulations have to submit to the Agency of mining Regulation and Control all the information and original files of mining concessions registered and any other proceedings concerning mining activities. Acts and proceedings to be performed at the Mining Register shall be subject to the regulations of the Law of Registry, in the extent they are considered applicable.

FOURTH. - In the term of 120 days, starting on the effective date of the passing of the new Law, the respective regulations shall be promulgated.

FIFTH. - In the term of 90 days, starting on the effective date of the passing of the new Law, the Ministerial Agreement shall be issued by the relevant Ministry containing the conditions and terms of time for the restitution of the mining areas and projects referred to in Art. 25, final item.

SIXTH. - In a term of time of 180 days starting on the effective date of this Law, the Executive shall send to the National Assembly the Project of Law of Fomentation, Participation and Training to Small Scale and Artisan Mining.

SEVENTH. - In a term of time of 180 days the Executive shall send the independent regulations to guarantee safety, health and the environment in the zones of Josefina, Portovelo and Nambija.

EIGHTH. - In the term of 180 days starting on the effective date of the passing of the new Law, the relevant Ministry shall conduct a census of artisan miners who lack of the authorizations to perform mining activities and who can prove that they worked at least two years before the conduction of said census in order to be regularized.

NINTH.- Processing plants that on the effective date of this Law have the permits and are in operational status with the capacity installed below to the one provided above shall be authorized to continue with their operations after obtaining the environmental permit in the terms determined by this Law and its Regulations.

FINAL DISPOSITIONS

FIRST.- Derogations: Abolish the Mining Law 126 published in the Official Register Oficial No. 695, supplement of May 31, 1991 and its regulations and the Law Decree 2000 of the Law for the Promotion of Investment and Citizen Participation, published in the Supplement of the Official Registry No. 690 of August 18, 2000 and all legal provisions that oppose to the present Law.

SECOND.- Termof Validity.- This law will  become effective upon its publication in the Official Register. Its provisions shall prevail over other general and specific laws until such time that another law is passed to change or repeal this Law. In consequence, laws or decrees that contradict this precept or those established in the Constitution shall not be applicable.